SUBSCRIPTION AGREEMENT

This Subscription Agreement is made and entered into as of August 10, 2006 (this “Agreement”), by and among Beard Pinnacle, LLC, an Oklahoma limited liability company (“BP”), as issuer, and Questor Partners Fund II, LP, Questor Side-By-Side Partners II, LP, Questor Side-By-Side Partners II 3(c)1, LP, Questor Partners Fund II AIV-1, LLC, The Regent Investment Company, L.P., Statler Family Investment Company, LP and PinnOak Resources Employee Equity Incentive Plan, LLC, as subscribers (the subscribers are hereinafter referred to collectively as the “Pinnacle Investment Group Parties” and individually as a “Pinnacle Investment Group Party”), with respect to the following circumstances:

A.           BP needs $2,800,000 in equity funding to a obtain a loan of $9,000,000 for BP’s construction and operation of a pond fines recovery facility at Pinnacle Mining Company, LLC’s preparation plant near Pineville, West Virginia.

B.           The Pinnacle Investment Group Parties are willing to provide that funding and BP is willing to accept that funding, subject to and in accordance with the terms of this Agreement.

In consideration of the foregoing premises and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Pinnacle Investment Group Parties, jointly and severally, and BP agree as follows:

Section 1.           Defined Terms. Each of the following terms enclosed by quotation marks in this Section shall be a defined term, and each term enclosed by parentheses and quotation marks in the preamble, recitals or body of this Agreement, or that is specified as a defined term in this Agreement, shall also be a defined term:

“Membership Interest” means an ownership or equity interest in BP embodying and encompassing the owner’s rights in BP, as provided for in BP’s Operating Agreement with respect to that ownership or equity interest, including, without limitation, the owner’s share of profits and losses of BP, the owner’s right to receive distributions of BP’s assets, and the owner’s right to vote or participate in management, all as more particularly provided for in BP’s Operating Agreement.

“Subject Membership Interests” means the Membership Interests being issued and sold to the Pinnacle Investment Group Parties pursuant to this Agreement in the respective percentages set forth adjacent to the Pinnacle Investment Group Parties’ names at Schedule I to this Agreement, which will result in the Pinnacle Investment Group Parties owning an undivided fifty percent (50%) ownership or equity interest in BP upon the issuance and their receipt of those Membership Interests.

Wherever used in this Agreement, each term defined in this Agreement shall have the meaning ascribed to it in this Agreement. Each term defined in this Agreement in the singular shall include the plural of that term, and each term defined in this Agreement in the plural shall include the singular of that term.

Section 2.         Subscription. Subject to and in accordance with the terms of this Agreement, the Pinnacle Investment Group Parties hereby irrevocably subscribe for and shall purchase the Subject Membership Interests from BP, and BP shall issue and sell the Subject Membership Interests to the Pinnacle Investment Group Parties, for Two Million Eight Hundred Thousand U.S. Dollars ($2,800,000) (the “Subscription Consideration”). BP shall issue the Subject Membership Interests to the Pinnacle Investment Group Parties in the respective percentages set forth adjacent to the Pinnacle Investment Group Parties’ names at Schedule I concurrently with BP’s receipt of the Subscription Consideration.

Section 3.          Closing. The closing of the purchase, sale, issuance, and delivery of the Subject Membership Interests shall occur at BP’s principal place of business in Pittsburgh, Pennsylvania, at 10:00 a.m. local time on the date first above written (the “Closing”). At the Closing, (i) the Pinnacle Investment Group Parties, at their sole election, shall either deliver the Subscription Consideration by wire transfer in readily available funds (i) to BP in accordance with BP’s wiring instructions or (ii) to the holder of that certain promissory note made on or about October 7, 2005, by BP in favor of PinnOak Resources, LLC in the initial principal amount of One Million One Hundred One Thousand Dollars ($1,100,000) and with a current outstanding principal amount in excess of $2.8 million (the “BP Note”) as partial payment of the principal balance owing under the terms of the BP Note. Concurrently with BP’s receipt of the Subscription Consideration or satisfactory evidence reflecting the reduction of the principal balance owing of the BP Note by the Subscription Consideration, BP shall issue a Membership Interest certificate to each Pinnacle Investment Group Party, evidencing that Pinnacle Investment Group Party’s percentage ownership or equity interest in BP as reflected on Schedule I.

Section 4.           Representations and Warranties of Pinnacle Investment Group Party. Each Pinnacle Investment Group Party hereby represents and warrants to BP as of the date hereof and will represent and warrant to BP at the Closing as follows, which representations and warranties shall survive the Closing:

(a)           Enforceability. This Agreement constitutes the legal, valid, and binding agreement of such Pinnacle Investment Group Party and is enforceable against such Pinnacle Investment Group Party in accordance with its respective terms, except as enforceability may be limited by general principles of equity and by bankruptcy, insolvency, reorganization or similar laws and judicial decisions affecting the rights of creditors generally.

(b)           Knowledgeable Investor. Such Pinnacle Investment Group Party (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of this investment in BP and protecting its interest in connection with its investment in BP, and (ii) is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

(c)           Investment. Such Pinnacle Investment Group Party (i) has conducted and concluded its independent investigation and diligence of BP to its satisfaction, (ii) is not relying upon any representation, statement or warranty of BP or any other person or entity not set forth in this Agreement in connection with its decision to purchase its percentage share of the Subject Membership Interests for its share of the Subscription Consideration, (iii) is acquiring its percentage share of the Subject Membership Interests for its own account for investment with no present intention of reselling its percentage share of Subject Membership Interests, and not with a view to the resale or distribution in whole or in part thereof in violation of the Securities Act or any other applicable law, (iv) is aware that no governmental authority has made any finding or determination as to the fairness of any equity investment in BP, and (v) recognizes that an equity investment in BP is speculative, involves a high degree of risk, and that such Pinnacle Investment Group Party could lose the total amount of its investment in BP.

(d)          No Registration. Such Pinnacle Investment Group Party understands that the Subject Membership Interests have not been registered under the Securities Act or any applicable state securities law, and may not be transferred or sold to any person or entity unless they are subsequently registered under the Securities Act or an exemption from such registration is available under applicable federal and state law.

(e)           Diligence. Such Pinnacle Investment Group Party has had access to and an opportunity to inspect all relevant information relating to BP sufficient to enable it to evaluate the merits and risks of its purchase of its percentage share of the Subject Membership Interests hereunder. Such Pinnacle Investment Group Party also has had the opportunity to ask questions of BP and of BP’s management and has received satisfactory answers respecting, and has obtained such additional information as it has desired regarding the business, financial condition, and affairs of BP.

(f)            Restrictions on Transfer. Such Pinnacle Investment Group Party understands the Membership Interest certificate issued to it representing its percentage share of the Subject Membership Interests will contain restrictive legends required by BP’s Operating Agreement, and that any transfer or disposition to any person or entity of any of that Membership Interest or any interest therein will be subject to all of the restrictions set forth in this Agreement and BP’s Operating Agreement and under applicable law.

Section 5.           Representations and Warranties of BTI and BP. BP hereby represents and warrants to the Pinnacle Investment Group Parties as of the date hereof and will represent and warrant to the Pinnacle Investment Group Parties at the Closing as follows, which representations and warranties shall survive the Closing:

(a)          Membership Interests. Upon the consummation of the purchase, sale, and delivery of the Subject Membership Interests as provided for in this Agreement, (i) the Pinnacle Investment Group Parties will collectively own an undivided fifty percent (50%) of all the issued and outstanding Membership Interests of BP, and (ii) each Pinnacle Investment Group Party will own the percentage Membership Interest set forth adjacent to its name at Schedule I, free and clear of any lien (except any lien provided for under BP’s Operating Agreement). The Membership Interests when issued will be validly authorized and issued and will be fully paid and nonassessable. There will be no other rights in existence upon the occurrence of Closing of any other person or entity (other than a Pinnacle Investment Group Party) to acquire any Membership Interest or any other equity ownership in BP pursuant to any contract, agreement, conversion right, warrant, option or similar right, except as otherwise set forth in BP’s Operating Agreement.

(b)          Authority. BP has the full right and authority to sell and issue the Subject Membership Interests to Pinnacle Investment Group Parties and has obtained all necessary approval and authorizations necessary to consummate the transaction contemplated under this Agreement. This Agreement has been duly authorized, signed and delivered by BP.

(c)          Enforceability. This Agreement constitutes the legal, valid, and binding agreement of BP and is enforceable against BP in accordance with its terms, except as enforceability may be limited by general principles of equity and by bankruptcy, insolvency, reorganization or similar laws and judicial decisions affecting the rights of creditors generally.

(d)          Organization. BP is a limited liability company duly organized, qualified, validly existing, and in good standing under the laws of the State of Oklahoma. BP is duly qualified and in good standing in each other state or jurisdiction in which it conducts its business where such qualification is required by applicable law. BP has the power and authority, and possesses all governmental authorizations and other pertinent licenses, approvals, permits, and authorizations necessary to conduct its business as presently conducted, and to own and operate its properties.

(e)          Brokers and Finders. Except as set forth at Schedule 5(e), BP has not incurred any liability, contingent or otherwise, for any broker’s or finder’s fees in respect of any of the transactions contemplated by this Agreement for which BP or any Pinnacle Investment Group Party shall be individually responsible.

(f)           No Conflict. Neither the execution and delivery by BP of this Agreement nor BP’s performance of its obligations hereunder will (i) violate any provision of the BP Operating Agreement or any other organizational document of BP, (ii) violate, constitute a default under, or give rise to a right of termination in respect of, any contract, permit, indenture or instrument to which BP is a party or bound or by which any of its assets are subject, or (iii) violate any law applicable to BP.

(g)          Financial Statements. Attached as Schedule 5(g) attached hereto to this Agreement are the following unaudited financial statements (collectively, the “Financial Statements”): (i) the balance sheet of BP as of June 30, 2006, and (ii) the related statement of operations for the period from January 1, 2006 through June 30, 2006. Except as disclosed in the Financial Statements, the Financial Statements present fairly the financial position and the results of its operations as of June 30, 2006 and for the period indicated therein. Except as set forth on Schedule 5(g), BP has no debt or liability (except for any contractual undertaking arising in the ordinary course of business pursuant to the terms of contract to be performed in the future, whether accrued, absolute, contingent or otherwise, not reflected or reserved against on the Financial Statements. To BP’s actual knowledge, there has not been any material adverse change in the financial position or business operations of BP subsequent to June 30, 2006.

(h)          Litigation. To BP’s actual knowledge, there is no action, suit, proceeding or investigation pending or threatened against BP which could reasonably be expected to (i) materially impair BP’s ability to conduct business as now conducted by it, (ii) result in any loss to BP which is not adequately covered by insurance and which could reasonably be expected to have a material adverse effect, (c) restrain or otherwise impair the sale of the Subject Membership Interests, (d) materially restrain or impair the performance of any other action by BP under this Agreement or (e) result in a judgment against BP exceeding Ten Thousand Dollars ($10,000).

(i)	Tax and Other Returns, Reports and Agreements.

(1)        All tax returns and tax reports required to be filed by BP have been or will be timely filed with all appropriate governmental authorities in all jurisdictions in which such returns and reports are required to be filed, and each such tax return or report has been prepared in compliance with all applicable laws, and those tax returns and reports are correct and complete in all material respects.

(2)        All income, profits, franchise, sales, use, occupation, property, excise and other taxes of governmental authorities (including interest and penalties) whether now or previously due and owing by BP, have been timely and fully paid or adequately reflected as a liability on the books of BP. BP has no liability for such taxes or other governmental authorities’ charges with respect thereto in excess of the amounts so paid or accruals so made and required to be accrued.

(3)        All monies that BP is required by applicable law to collect or withhold from the employees of BP for federal, state or local income taxes, and social security and other payroll taxes, or from independent contractors or other persons, have been collected or withheld, and either paid to the appropriate governmental authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the applicable books and financial statements of BP.

(j)           Compliance with Laws. BP has complied in all material respects with all applicable Laws, except for any noncompliance or violation, which individually or in the aggregate, could not be reasonably expected to result in any material adverse effect.

(k)          Contacts. Except for any breach or default which could not reasonably be expected to result in a material adverse effect, BP has complied in all material respects with the terms of its material contracts, and has not received any notification of any uncured violation or noncompliance with the terms thereof. To BP’s actual knowledge, each other person who is a party to one or more of those contracts is currently in compliance with the terms thereof in all material respects.

(l)           Accuracy of Information. No statement contained in this Agreement or any exhibit or schedule attached hereto, and no statement contained in any certificate or other instrument or document furnished by or on behalf of BP pursuant to this Agreement, contains or will at Closing contain any untrue statement of a material fact or omits or will at Closing omit to state any material fact that is necessary to make the statements contained herein or therein not misleading.

Section 6.	Miscellaneous.

(a)           Modification. This Agreement may not be altered, amended, revised, modified or supplemented except by a written agreement signed by all the parties hereto.

(b)           Survival of Representations and Warranties. The representations and warranties contained in Section 4 and 5 of this Agreement shall survive the execution and delivery of this Agreement and shall survive until the first anniversary of the date of this Agreement and, hereafter, shall be of no further force and effect.

(c)           Counterparts. This Agreement may be signed in any number of counterparts, including counterparts transmitted by facsimile, with the same effect as if the signatures to each counterpart were upon the same physical copy of this Agreement, each of which counterparts shall be deemed an original, but all of which shall constitute one and the same instrument.

(d)           Governing Law. This Agreement shall be binding upon the parties and their respective successors and assigns, and shall be governed by and construed in accordance with the laws of the State of Oklahoma without regard to the conflicts of laws principles thereof.

(e)           Expenses. Except as specifically provided herein, each party shall pay all legal and other costs and expenses incurred by such party in connection with this Agreement and the transactions contemplated hereby.

(f)            Further Assurances. Each party shall cooperate and shall take such further action and shall sign and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement as provided herein.

Signed as of the day first above written.

“BP”

Beard Pinacle, LLC

By:	/s/ W. M. Beard

Name: W.M. Beard
Title: Manager

“Pinnacle Investment Group Parties”

Questor Partners Fund, LP

By:	Questor General Parnters, II, L.P., its general partner
By:	Questor Principals II, Inc., its general partner

By:	/s/ Robert D. Denious

Name: Robert D. Denious
Title: Managing Director

Questor Side-by-Side Partners II, LP

By:	Questor Principals II, Inc., its general partner

By:	/s/ Robert D. Denious

Name: Robert D. Denious
Title: Managing Director

Questor Side-by-Side Partners II 3(c)1, LP

By:	Questor Principals II, Inc, its general partner

By:	/s/ Robert D. Denious

Name: Robert D. Denious
Title: Managing Director

Questor Side-by-Side Partners II AIV-1, LLC

By:	Questor General Parnters, II, L.P., its general partner
By:	Questor Principals II, Inc., its general partner

By:	/s/ Robert D. Denious

Name: Robert D. Denious
Title: Managing Director

The Regent Investment Company, L.P.

By:	/s/ Benjamin M. Statler

Name: Benjamin M. Statler
Title:

Statler Family Investment Company, LP

By:	/s/ Benjamin M. Statler

Name: Benjamin M. Statler
Title:

PinnOak Resources Employee Equity Incentive Plan, LLC

By:	/s/ Michael F. Nemser

Name: Michael F. Nemser
Title: Member

SCHEDULE I

Name and Address of BP’s Members Upon Closing	Membership Interest	Attributed Share of Subscription Consideration
Beard Technologies, Inc. 5600 North May Avenue Suite 320 Oklahoma City, OK 73112	50.000%
Questor Partners Fund II, LP	12.695%	$710,920
Questor Side-By-Side Partners II, LP	1.051%	$58,856
Questor Side-By-Side Partners II 3(c)1, LP	0.396%	$22,176
Questor Partners Fund II AIV-1, LLC	9.108%	$510,048
The Regent Investment Company, L.P.	13.950%	$781,200
Statler Family Investment Company, LP	9.300%	$520,800
PinnOak Resources Employee Equity Incentive Plan, LLC	3.500%	$196,000
Total	100.000%	$2,800,000

Schedule 5(e)

The following finders’ fees will be incurred by BP if a USDA guaranteed loan for which BP has submitted an application is obtained by BP:

Finder	Fees
Woodmont Asset Management, Inc.	$90,000
Ed Bell & Associates	$99,000*

*	Estimated expenses of $5,000 will also be incurred.

Schedule 5(g)

Controller's Report

Company: Beard Pinnacle LLC

Month Ending: 30-Jun-06

Summary Statement of Operations

	One Month	YTD
Revenue from operations:		
Sales to BTI	$ -	$ -
Sales to other affiliates	-	-
Sales to others	-	-
Total revenue from operations	-	-
Expenses:		
Operating expenses	56,034.25	145,436.45
Selling, general and administrative	25,593.45	129,930.32
Provision for doubtful receivables	-	.
Depreciation and depletion	346.94	882.72
Amortization	47.51	285.07
Total expenses	82,022.15	276,534.56
Other income (expense):		
Interest income	-	-
Interest expense	-	-
Intercompany interest expense	-	-
Proceeds from asset sales	-	-
Cost of assets sold		-
Other (describe)_Reduce Payable__	-	-
Income (loss) before income tax	(82,022.15)	(276,534.56)
Federal Income taxes (rate = ___%)		
State Income taxes (rate = _____%)		
Net income (loss)	$ (82,022.15)	$ (276,534.56)

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